EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces 2.5% Increase of Its Monthly Distribution to $0.1025 Per Share and Financial Results for the Quarter Ended March 31, 2023

Miami, FL — (GLOBE NEWSWIRE — May 10, 2023) — PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) (TASE: PFLT) announced today its financial results for the second quarter ended March 31, 2023.

HIGHLIGHTS

Quarter ended March 31, 2023 (unaudited)

($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)	$1,164.0
Net assets	$554.7
GAAP net asset value per share	$11.15
Quarterly decrease in GAAP net asset value per share	(1.3)%
Adjusted net asset value per share (2)	$11.10
Quarterly decrease in adjusted net asset value per share (2)	(1.1)%

Credit Facility	$147.7
2023 Notes	$77.0
2026 Notes	$182.7
2031 Asset-Backed Debt	$226.4
Regulatory Debt to Equity	1.17x
Weighted average yield on debt investments at quarter-end	11.8%

Operating Results:
Net investment income	$16.7
Net investment income per share	$0.35
Non-core investment income per share	$(0.01)
Core net investment income per share (3)	$0.34
Distributions declared per share	$0.29

Portfolio Activity:
Purchases of investments	$85.4
Sales and repayments of investments	$62.6

PSSL Portfolio data:
PSSL investment portfolio	$771.4
Purchases of investments	$31.0
Sales and repayments of investments	$9.2

(1)
Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $261.7 million, at fair value.
(2)
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $2.6 million, or $0.05 per share, unrealized loss on our multi-currency senior secured revolving credit facility, as amended and restated, with Truist Bank (formerly SunTrust Bank) and other lenders, or the Credit Facility, and our 4.3% Series A notes due 2023, or the 2023 Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3)
Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended March 31, 2023, Core NII excluded; i) $0.4 million of accelerated amortization income associated with the early repayment of one of our loans; and ii) and an addback of $0.1 million of incentive fee expense.

CONFERENCE CALL AT 9:00 A.M. ET ON MAY 11, 2023

PennantPark Floating Rate Capital Ltd. (“we,” “our,” “us” or the “Company”) will also host a conference call at 9:00 a.m. (Eastern Time) on Thursday May 11, 2023 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 256-1007 approximately 5-10 minutes prior to the call. International callers should dial (929) 477-0448. All callers should reference conference ID #9075273 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

INCREASE OF QUARTERLY DISTRIBUTION TO $0.1025 PER SHARE

On May 9, 2023, the Company declared a distribution of $0.1025 per share, an increase of 2.5% from the most recent distribution. The distribution is payable on July 3, 2023 to stockholders of record as of June 15, 2023. The distribution is expected to be paid from taxable net investment income.

“We are pleased to announce an increase in our monthly dividend based on the continued strong underlying credit performance of our portfolio in this environment. With our primary focus on lower risk senior secured floating rate loans to U.S. companies, we are positioned to preserve capital and protect against rising interest rates and inflation," said Arthur Penn, Chairman and CEO. "We have a visible pathway to continue to optimize the balance sheets at both PFLT and PennantPark Senior Secured Loan Fund I LLC over the coming quarters, which we believe will increase net investment income.”

PORTFOLIO AND INVESTMENT ACTIVITY

PennantPark Floating Rate Capital Ltd.

As of March 31, 2023, our portfolio totaled $1,164.0 million, and consisted of $1,006.7 million of first lien secured debt (including $210.1 million in PSSL), $0.1 million of second lien secured debt and $157.2 million of preferred and common equity (including $51.6 million in PSSL). Our debt portfolio consisted of 100% variable-rate investments. As of March 31, 2023, we had four portfolio companies on non-accrual, representing 2.0% and zero percent of our overall portfolio on a cost and fair value basis, respectively. As of March 31, 2023, the portfolio had net unrealized depreciation of $34.1 million. Our overall portfolio consisted of 130 companies with an average investment size of $9.0 million and a weighted average yield on debt investments of 11.8%.

As of September 30, 2022, our portfolio totaled $1,164.3 million and consisted of $1,009.6 million of first lien secured debt (including $190.2 million in PSSL), $0.1million of second lien secured debt and $154.5 million of preferred and common equity (including $49.4 million in PSSL). Our debt portfolio consisted of 100% variable rate investments. As of September 30, 2022, we had two portfolio companies on non-accrual, representing 0.9% and zero percent of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2022, the portfolio had net unrealized depreciation of $13.1 million. Our overall portfolio consisted of 125 companies with an average investment size of $9.3 million and a weighted average yield on debt investments of 10.0%.

For the three months ended March 31, 2023, we invested $85.4 million in five new and 38 existing portfolio companies with a weighted average yield on debt investments of 12.2%. For the three months ended March 31, 2023 sales and repayments of investments totaled $62.6 million. For the six months ended March 31, 2023, we invested $151.2 million in nine new and 67 existing portfolio companies with a weighted average yield on debt investments of 11.8%. For the six months ended March 31, 2023 sales and repayments of investments totaled $125.6 million.

For the three months ended March 31, 2022, we invested $113.2 million in seven new and 29 existing portfolio companies with a weighted average yield on debt investments of 7.2%. For the three months ended March 31, 2022 sales and repayments of investments totaled $103.9 million. For the six months ended March 31, 2022, we invested $448.4 million in 23 new and 65 existing portfolio companies with a weighted average yield on debt investments of 7.7%. For the six months ended March 31, 2022 sales and repayments of investments totaled $342.2 million.

PennantPark Senior Secured Loan Fund I LLC

As of March 31, 2023, PSSL’s portfolio totaled $771.4 million and consisted of 103 companies with an average investment size of $7.5 million and had a weighted average yield on debt investments of 11.4%.

As of September 30, 2022, PSSL’s portfolio totaled $754.7 million, consisted of 95 companies with an average investment size of $8.0 million and had a weighted average yield on debt investments of 9.6%.

For the three months ended March 31, 2023, PSSL invested $31.0 million (including $27.1 million purchased from the Company) in four new and two existing portfolio companies with a weighted average yield on debt investments of 11.5%. For the three months ended March 31, 2023 sales and repayments of investments totaled $9.2 million. For the six months ended March 31, 2023, PSSL invested $60.6 million (including $45.9 million purchased from the Company) in 11 new and nine existing portfolio companies with a weighted average yield on debt investments of 11.3%. For the six months ended March 31, 2023 sales and repayments of investments totaled $38.0 million.

For the three months ended March 31, 2022, PSSL invested $67.5 million (including $57.7 million purchased from the Company) in nine new and two existing portfolio companies with a weighted average yield on debt investments of 7.2%. For the three months ended March 31, 2022 sales and repayments of investments totaled $5.3 million. For the six months ended March 31, 2022, PSSL invested $197.1 million (including $180.4 million purchased from the Company) in 21 new and eight existing portfolio companies with a weighted average yield on debt investments of 7.8%. For the six months ended March 31, 2022 sales and repayments of investments totaled $55.7 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and six months ended March 31, 2023 and 2022.

Investment Income

For the three and six months ended March 31, 2023 investment income was $34.6 million and $65.9 million, respectively, which was attributable to $30.6 million and $58.2 million from first lien secured debt and $4.0 million and $7.7 million from other investments, respectively. For the three and six months ended March 31, 2022 investment income was $24.6 million and $51.0 million, respectively, which was attributable to $19.9 million and $42.9 million from first lien secured debt and $4.7 million and $8.1 million from other investments, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to the increase in the cost yield of our debt portfolio.

Expenses

For the three and six months ended March 31, 2023, expenses totaled $17.8 million and $35.4 million, respectively and were comprised of; $9.8 million and $19.6 million of debt related interest and expenses, $2.9 million and $5.8 million of base management fees, $4.2 million and $7.6 million of incentive fees, $0.8 million and $1.7 million of general and administrative expenses and $0.2 million and $0.7 million of taxes. For the three and six months ended March 31, 2022, expenses totaled $13.3 million and $26.9 million, respectively and were comprised of; $6.7 million and $13.3 million of debt related interest and expenses, $2.9 million and $5.8 million of base management fees, $2.7 million and $5.9 million of incentive fees, $0.8 million and $1.6 million of administrative expenses and $0.1 million and $0.2 million of taxes. The increase in expenses compared to the same periods in the prior year was primarily due to the increase in financing costs of our debt liabilities.

Net Investment Income

For the three and six months ended March 31, 2023, net investment income totaled $16.7 million and $30.5 million, or $0.35 and $0.65 per share, respectively. For the three and six months ended March 31, 2022, net investment income totaled $11.4 million and $24.1 million, or $0.29 and $0.61 per share, respectively. The increase in net investment income was primarily due to an increase in investment income partially offset by an increase in expenses compared to the same period in the prior year.

Net Realized Gains or Losses

For the three and six months ended March 31, 2023, net realized gains (losses) totaled $(7.5) million and $(7.5) million, respectively. For the three and six months ended March 31, 2022, net realized gains (losses) totaled $(15.5) million and $(12.3) million, respectively. The change in net realized gains (losses) compared to the same periods in the prior year was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three and six months ended March 31, 2023, we reported net change in unrealized appreciation (depreciation) on investments of $(4.2) million and $(20.9) million, respectively. For the three and six months ended March 31, 2022, we reported net change in unrealized appreciation (depreciation) on investments of $17.5 million and $14.0 million, respectively. As of March 31, 2023 and September 30, 2022, our net unrealized appreciation (depreciation) on investments totaled $(34.1) million and $(13.1) million, respectively. The net change in unrealized appreciation or depreciation on investments compared to the same periods in the prior year was primarily due to the operating performance of the portfolio companies with the portfolio and changes in the capital market conditions of our investments.

For the three and six months ended March 31, 2023, our credit facility with Truist (the "Credit Facility") and the 2023 Notes had a net change in unrealized depreciation (appreciation) of $(1.2) million and $0.9 million, respectively. For the three and six months ended March 31, 2022, the Credit Facility and the 2023 Notes had a net change in unrealized (appreciation) depreciation of $(2.4) million and $1.2 million, respectively. As of March 31, 2023 and September 30, 2022, the net unrealized (appreciation) depreciation on the Credit Facility and the 2023 Notes totaled $(3.2) million and $(2.3) million, respectively. The net change in net unrealized appreciation or depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Increase (Decrease) in Net Assets Resulting from Operations

For the three and six months ended March 31, 2023, the net increase (decrease) in net assets resulting from operations totaled $7.2 million and $5.6 million or $0.15 and $0.12 per share, respectively. For the three and six months ended March 31, 2022, the net increase (decrease) in net assets resulting from operations totaled $7.2 million and $21.7 million or $0.18 and $0.55 per share, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments, and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

As of March 31, 2023 and September 30, 2022, we had $151.7 million and $169.7 million in outstanding borrowings under the Credit Facility, respectively and the weighted average interest rate, exclusive of the fee on undrawn commitments, was 7.0% and 4.9%, respectively. As of March 31, 2023 and September 30, 2022, we had $214.3 million and $196.3 million of unused borrowing capacity under the Credit Facility, as applicable, respectively, subject to leverage and borrowing base restrictions.

As of March 31, 2023 and September 30, 2022, we had cash equivalents of $50.2 million and $47.9 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

For the six months ended March 31, 2023, our operating activities provided cash of $18.4 million and our financing activities used cash of $16.2 million. Our operating activities provided cash primarily from our investment activities and our financing activities used cash primarily to fund repayments under our Credit Facility and principal repayment of our 2023 Notes.

For the six months ended March 31, 2022, our operating activities used cash of $102.0 million and our financing activities provided cash of $101.6 million. Our operating activities used cash primarily to fund our investment activities and our financing activities provided cash primarily from the issuance of $85 million of our 2026 Add-on Notes, borrowings under our Credit Facility and proceeds from the issuance of common stock.

RECENT DEVELOPMENTS

On April 13, 2023 PSSL through its wholly-owned and consolidated subsidiary, PennantPark CLO VI, LLC (“CLO VI”) closed a $297.8 million debt securitization in the form of a collateralized loan obligation. PSSL retained all of the subordinated notes in the amount of $51.8 million through a consolidated subsidiary. The reinvestment period for the term debt securitization ends in April 2027 and the debt is scheduled to mature in April 2035.

On April 18, 2023, Dominion Voting Systems (“Dominion”) and Fox News Network (“Fox News”) agreed to settle the defamation lawsuit filed by Dominion against Fox News. As part of the settlement Fox News agreed to pay Dominion $787.5 million. Dominion is a portfolio company of PFLT, which holds a minority equity interest in the company. While Dominion may retain some of the settlement proceeds for corporate purposes, the company communicated its intention to distribute a substantial portion of the proceeds, net of estimated taxes and expenses, to its equity holders and PFLT’s portion is estimated to be approximately $4.0 million. The timing and amount of any distribution is uncertain and subject to change.

Guy Talarico resigned as the Company's Chief Compliance Officer, effective as of the close of business on May 9, 2023. Mr. Talarico's resignation is not a result of any disagreement with the Company’s operations, policies, practices or accounting matters.

On May 9, 2023, the Company’s Board of Directors appointed Frank Galea as Chief Compliance Officer of the Company, effective as of the close of business on May 9, 2023.

DISTRIBUTIONS

During the three and six months ended March 31, 2023, we declared distributions of $0.29 and $0.575 per share for total distributions of $14.0 million and $26.9 million, respectively. For the three and six months ended March 31, 2022, we declared distributions of $0.285 and $0.57 per share for total distributions of $11.3 million and $22.4 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2023 (Unaudited)	September 30, 2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost— $874,191 and $882,570, respectively)	$869,595	$893,249
Controlled, affiliated investments (cost— $323,905 and $294,787, respectively)	294,437	271,005
Total investments (cost— $1,198,096 and $1,177,357, respectively)	1,164,032	1,164,254
Cash and cash equivalents (cost— $50,168 and $47,916, respectively)	50,155	47,880
Interest receivable	8,825	7,543
Receivable for investments sold	—	3,441
Distributions receivable	635	—
Prepaid expenses and other assets	791	748
Total assets	1,224,439	1,223,866
Liabilities
Distributions payable	4,973	4,308
Payable for investments purchased	13,289	—
Credit Facility payable, at fair value (cost— $151,654 and $169,654, respectively)	147,698	167,563
2023 Notes payable, at fair value (par—$76,219 and $97,006, respectively)	76,981	96,812
2026 Notes payable, net (par—$185,000)	182,665	182,276
2031 Asset-Backed Debt, net (par—$228,000)	226,443	226,128
Interest payable on debt	8,651	8,163
Base management fee payable	2,873	3,027
Performance-based incentive fee payable	4,186	3,164
Deferred tax liability	1,640	4,568
Accrued other expenses	370	765
Total liabilities	669,769	696,774

Net assets
Common stock, 49,731,815 and 45,345,638 shares issued and outstanding, respectively Par value $0.001 per share and 100,000,000 shares authorized	50	45
Paid-in capital in excess of par value	666,924	618,028
Accumulated deficit	(112,304)	(90,981)
Total net assets	$554,669	$527,092
Total liabilities and net assets	$1,224,439	$1,223,866
Net asset value per share	$11.15	$11.62

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31, (Unaudited)		Six Months Ended March 31, (Unaudited)
	2023	2022	2023	2022
Investment income:
From non-controlled, non-affiliated investments:
Interest	$22,717	$16,195	$43,451	$33,052
Dividend	635	577	1,212	1,154
Other income	586	686	727	3,510
From non-controlled, affiliated investments:
Interest	—	—	—	112
Other income	—	—	—	—
From controlled, affiliated investments:
Interest	7,642	3,240	14,550	6,405
Dividend	2,975	3,938	5,950	6,738
Other Income	—	—	—	—
Total investment income	34,555	24,636	65,890	50,971
Expenses:
Base management fee	2,873	2,945	5,804	5,841
Performance-based incentive fee	4,186	2,704	7,619	5,885
Interest and expenses on debt	9,752	6,705	19,610	13,344
Administrative services expenses	144	144	288	287
Other general and administrative expenses	705	655	1,410	1,309
Expenses before provision for taxes	17,660	13,153	34,731	26,666
Provision for taxes on net investment income	150	100	684	200
Total expenses	17,810	13,253	35,415	26,866
Net investment income	16,745	11,383	30,475	24,105
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on:
Non-controlled, non-affiliated investments	(7,518)	6,920	(7,455)	9,993
Non-controlled and controlled, affiliated investments	—	(22,380)	—	(22,315)
Provision for taxes on realized gain on investments	(300)	—	(300)	—
Net realized gain (loss) on investments	(7,818)	(15,460)	(7,755)	(12,322)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(2,561)	(5,425)	(15,254)	(1,038)
Controlled and non-controlled, affiliated investments	(1,618)	22,913	(5,682)	15,029
Provision for taxes on unrealized appreciation (depreciation) on investments	3,654	(3,800)	2,929	(5,340)
Debt (appreciation) depreciation	(1,158)	(2,363)	909	1,247
Net change in unrealized appreciation (depreciation) on investments and debt	(1,683)	11,325	(17,098)	9,898
Net realized and unrealized gain (loss) from investments and debt	(9,501)	(4,135)	(24,853)	(2,424)
Net increase (decrease) in net assets resulting from operations	7,244	7,248	$5,622	21,681
Net increase (decrease) in net assets resulting from operations per common share	$0.15	$0.18	$0.12	$0.55
Net investment income per common share	$0.35	$0.29	$0.65	$0.61

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd., or the Company, is a business development company that primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.2 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com